EXHIBIT 4.3


                      SECOND AMENDMENT TO RIGHTS AGREEMENT


         THIS AMENDMENT (this "Amendment"), dated as of October 5, 2000, to the Rights Agreement, dated as of January 1, 1996 (the "Rights Agreement"), is made by and between Engineering Animation, Inc., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").

                                    RECITALS

         A. The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

         B. Pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof.

         C. The Company has entered into an Agreement and Plan of Merger, dated as of September 5, 2000 (as it may be further amended or supplemented from time to time, the "Merger Agreement") among Unigraphics Solutions Inc. ("Parent"), UGS Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and the Company, with respect to a business combination of the Company and Parent (the "Merger"), a Stockholders Agreement dated as of September 5, 2000 (as may be further amended or supplemented from time to time, the "Stockholders Agreement") among Parent, Purchaser, and the stockholders named therein, and a Stock Option Agreement dated September 5, 2000 (as it may be further amended or supplemented from time to time, the "Stock Option Agreement") among Parent and the Company.

         D. As contemplated in the Merger Agreement the Company amended the Rights Agreement as of September 5, 2000 (the "First Amendment") to the extent necessary to provide that the approval, execution and delivery of the Merger Agreement, the Stockholders Agreement and the Stock Option Agreement and the consummation of the transactions contemplated thereby, including without limitation, the exercise of the stock option, will not (i) cause Parent or any of its subsidiaries to become an Acquiring Person or (ii) cause the occurrence of a Shares Acquisition Date or Distribution Date or otherwise cause such Rights to separate from the underlying Common Stock or give such holders the right to acquire securities of any party thereto.

         E. Following the filing of the Schedule TO by Parent and Purchaser with the Securities and Exchange Commission (the "Commission"), the staff of the Commission has taken the position that Electronic Data Systems Corporation ("EDS"), which is the majority shareholder of Parent, should be deemed for purposes of Commission tender offer regulations to be a bidder in the tender offer commenced pursuant to the Merger Agreement. As a result, Parent and Purchaser have filed an amended Schedule TO adding EDS as a co-filer.

         F. The Board of Directors has determined that, since it was the Board's intention in approving the First Amendment to exempt the Merger and the Merger Agreement, and all of the transactions contemplated thereby, from the application of the Rights Agreement, it is in the best interest of the Company and its shareholders to avoid any doubt or ambiguity by approving this Second Amendment to the Rights Agreement.


                                    AGREEMENT

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

         1. Section 1(a) of the Rights Agreement is hereby modified and amended by replacing the proviso added at the end of the first sentence thereof by the First Amendment and adding in its place the following proviso:

         "; provided that none of Unigraphics Solutions Inc., a Delaware corporation ("UG"), Electronic Data Systems Corporation, a Delaware corporation, or any of their Subsidiaries, Affiliates or Associates shall be deemed to be an Acquiring Person by virtue of the approval, execution or delivery of the Agreement and Plan of Merger dated as of September 5, 2000, as may be amended from time to time, among UG, UGS Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of UG, and the Company (the "UG Merger Agreement"), the
         Stockholders Agreement and the Stock Option Agreement or the consummation of the transactions contemplated thereby, including, without limitation, the exercise of the stock option."


         2. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.


         3. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.


         4. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.


         5. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement and the First Amendment are hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement and the First Amendment.

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         IN  WITNESS  WHEREOF,  this  Amendment  has been duly  executed  by the
Company and the Rights Agent as of the day and year first written above.


ATTEST:                            ENGINEERING ANIMATION, INC.


By:  /s/  Jamie A. Wade           By: /s/  Matthew M. Rizai
    ----------------------           ----------------------
Name:   Jamie A. Wade             Name:  Matthew M. Rizai
Title:  Secretary                 Title:  Chairman & CEO



                                 FIRST CHICAGO TRUST COMPANY
                                 OF NEW YORK


                                  By: /s/John Gagnon
                                      -----------------------
                                  Name:  John Gagnon
                                  Title: Vice President